Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND FINANCIAL RESULTS FOR THE SECOND QUARTER 2015

•	Adjusted EBITDA was $64.7 million(1) for the second quarter 2015 and Distributable Cash Flow was $25.4 million(1) for the second quarter 2015

•	Natural gas and oil production in the second quarter 2015 were hedged approximately 73% and 100%, respectively; ARP’s market value of its hedge portfolio is currently $327 million

•	Production costs have decreased approximately $25 million on an annualized basis when compared to fourth quarter 2014 as a result of the Company’s operational cost reduction efforts

•	Full year 2015 G&A expense is expected to decrease approximately 20% on a year over year basis

•	Management will discuss second quarter 2015 financial and operational results on a conference call at 9AM ET on Friday, August 7th

Philadelphia, PA – August 6, 2015 - Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) reported operating and financial results for the second quarter 2015.

Daniel C. Herz, Chief Executive Officer - ARP, stated, “Our executive team has successfully navigated similar commodity price cycles in the past. Our business and operations are performing at our expectations, and we continued to benefit this period from our strong natural gas and oil hedge positions. We believe our business is well-protected by our hedges and the fee income from our partnership management business, which will help us manage through this challenging period. Most importantly, we are presently pursuing strategic activities which would additionally strengthen the core of our enterprise and position our business to take advantage of opportunities in the current market environment.”

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•	Second quarter 2015 Adjusted EBITDA, a non-GAAP measure, was $64.7 million(1), compared to $70.9 million for the first quarter 2015. The decrease from the first quarter 2015 was due to historical seasonality of ARP’s partnership management business fee recognition, as well as lower production margin as a result of planned deferral of capital expenditures and well connections until later in 2015.

•	Distributable Cash Flow, a non-GAAP measure, was $25.4 million(1), or approximately $0.27 per common unit, for the second quarter 2015, compared with $52.9 million for the prior year second quarter.

•	ARP paid monthly cash distributions totaling $0.325 per common limited partner unit for the second quarter 2015 at a distribution coverage ratio of approximately 0.83x. Distribution coverage for the first half of 2015 was approximately 1.0x. On July 22, 2015, ARP announced the June 2015 monthly distribution of $0.1083 per common unit ($1.30 per unit on an annualized basis), which will be paid on August 14, 2015 to unitholders of record as of August 7, 2015.

•	On a GAAP basis, net loss was $46.8 million for the second quarter 2015, compared with a net loss of $19.4 million for the prior year second quarter. Net loss in the current period was principally generated by the mark-to-market loss recognized in the period from ARP’s financial hedge positions, as ARP discontinued hedge accounting as of January 1, 2015.

Arkoma Asset Acquisition from Atlas Energy

On June 5, 2015, ARP acquired natural gas producing properties in the Arkoma basin from its parent company, Atlas Energy Group, LLC (NYSE:ATLS), for approximately $35.5 million. The Arkoma assets consist of approximately 41 billion cubic feet (“Bcf”) of mature, low-decline natural gas reserves, which currently produce approximately 10.5 million cubic feet per day from over 550 active wells. ARP accounted for the Arkoma acquisition as a transaction between entities under common control, and accordingly recast the comparative prior periods presented as if the transaction had occurred at the beginning of the respective periods.

Operating Results

•	Average net daily production for the second quarter 2015 was 270.8 million cubic feet equivalents per day (“Mmcfed”), as compared to 273.0 Mmcfed for the prior year second quarter. ARP’s second quarter 2015 production was comprised of 81% natural gas, 12% oil and 7% natural gas liquids (“NGL”). Oil volumes increased to 5,293 barrels per day (“bpd”) in the second quarter 2015, compared to 2,084 bpd in the prior year quarter. The increase in oil volumes was due primarily to the acquisition of oil-rich production in the Eagle Ford Shale and Rangely field in 2014.

•	ARP’s net realized price for natural gas including the effect of hedge positions was $3.33 per thousand cubic feet (“mcf”) for the second quarter 2015, compared to $3.79/mcf for the prior year second quarter. Net realized oil prices including the effect of hedge positions averaged $83.19 per barrel (“bbl”) for the second quarter 2015, compared to $90.66/bbl for the prior year second quarter. The Company was hedged approximately 73% on its natural gas production in the second quarter 2015 and approximately 100% on its oil production.

•	Investment partnership margin was $6.7 million in the second quarter 2015, compared with $10.2 million for the prior year comparable quarter. The decrease in investment partnership margin was due to more partnership wells being initiated in the prior year quarter, which generated higher administration and oversight fees.

Hedge Positions

•	ARP’s hedge portfolio is comprised entirely of fixed-price swap and costless collar positions through 2019, and is valued at $327 million as of August 6, 2015.

•	For the remainder of 2015 and the full years 2016, 2017, and 2018, ARP is hedged approximately 72%, 67%, 62% and 51%, respectively, for its natural gas production at an average price of $4.17/mcf, and is hedged approximately 100%, 85%, 62% and 59%, respectively, for oil at an average price of approximately $78/bbl based on second quarter 2015 average production. A summary of ARP’s derivative positions as of August 6, 2015 is provided in the financial tables of this release.

Corporate Expenses & Capital Position

•	Cash general and administrative expense was $10.7 million for the second quarter 2015, which was consistent with $10.5 million in the prior year comparable period. ARP expects full year 2015 general and administrative expense to decrease approximately 20% compared to the full year 2014 due primarily to labor and other cost reductions.

•	Cash interest expense was $21.2 million for the second quarter 2015, compared with $11.6 million for the prior year period. The increase compared to the prior year second quarter was due to the issuance in follow-on offerings of $100 million of 7.75% Senior Notes due 2021 in May 2014 and $75 million of 9.25% Senior Notes due 2021 in October 2014 to partially fund ARP’s acquisitions of oil producing properties in the Rangely Field and the Eagle Ford Shale, as well as the $250 million second lien financing entered into by ARP in February 2015.

•	At June 30, 2015, ARP had $1.5 billion of total debt, which was consistent with the balance at March 31, 2015. The outstanding debt balance included $550.0 million outstanding under its revolving credit facility with a borrowing base of $750 million, which was reconfirmed on July 29, 2015. ARP had approximately $196 million of availability under its revolving credit facility at June 30, 2015.

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ARP will be discussing its second quarter 2015 results on an investor call with management on Friday, August 7, 2015 at 9:00 am Eastern Time. Interested parties are invited to access the live webcast the investor call by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the ARP website and telephonically beginning at approximately 1:00 p.m. ET on August 7, 2015 by dialing (855) 859-2056, passcode: 87417314.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 14,500 producing natural gas and oil wells, located primarily in Appalachia, the Eagle Ford Shale (TX), the Barnett Shale (TX), the Mississippi Lime (OK), the Raton Basin (NM), Black Warrior Basin (AL), Arkoma Basin (OK) and the Rangely Field in Colorado. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy Group, LLC (NYSE: ATLS) is a limited liability company which owns the following interests: all of the general partner interest, incentive distribution rights and an approximate 25% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P.; the general partner interests, incentive distribution rights and limited partner interests in Atlas Growth Partners, L.P.; and a general partner interest in Lightfoot Capital Partners, an entity that invests directly in energy-related businesses and assets. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

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Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Atlas Resource Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Resource Partners does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ARP’s ability to realize the benefits of its acquisitions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Gas and oil production	$97,260	$108,237	$201,509	$208,494
Well construction and completion	16,956	16,336	40,611	65,713
Gathering and processing	2,177	3,758	4,361	8,226
Administration and oversight	547	4,166	1,806	5,895
Well services	6,102	6,365	12,726	11,844
Gain (loss) on mark-to-market derivatives	(26,944)	—	78,641	—
Other, net	27	35	60	82

Total revenues	96,125	138,897	339,714	300,254

Costs and expenses:
Gas and oil production	43,135	43,122	88,633	81,647
Well construction and completion	14,745	14,206	35,315	57,142
Gathering and processing	2,516	4,273	4,933	8,686
Well services	2,139	2,426	4,337	4,908
General and administrative	13,287	21,315	30,422	37,770
Depreciation, depletion and amortization	42,494	59,680	85,485	111,499

Total costs and expenses	118,316	145,022	249,125	301,652

Operating income (loss)	(22,191)	(6,125)	90,589	(1,398)

Gain (loss) on asset sales and disposal	97	9	86	(1,594)
Interest expense	(24,716)	(13,263)	(49,913)	(26,451)

Net income (loss)	(46,810)	(19,379)	40,762	(29,443)
Preferred limited partner dividends	(4,234)	(4,424)	(7,887)	(8,823)

Net income (loss) attributable to common limited partners and the general partner	$(51,044)	$(23,803)	$32,875	$(38,266)

Allocation of net income (loss) attributable to common limited partners and the general partner:
General partner’s interest	$(1,021)	$2,400	$658	$4,418
Common limited partners’ interest	(50,023)	(26,203)	32,217	(42,684)

Net income (loss) attributable to common limited partners and the general partner	$(51,044)	$(23,803)	$32,875	$(38,266)

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.55)	$(0.35)	$0.36	$(0.63)

Diluted	$(0.55)	$(0.35)	$0.36	$(0.63)

Weighted average common limited partner units outstanding:
Basic	90,516	73,900	88,036	67,595

Diluted	90,516	73,900	88,616	67,595

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$607	$15,247
Accounts receivable	89,169	114,520
Advances to affiliates	24,856	—
Current portion of derivative asset	114,710	144,259
Subscriptions receivable	—	32,398
Prepaid expenses and other	24,321	26,296

Total current assets	253,663	332,720

Property, plant and equipment, net	2,226,817	2,263,820
Goodwill and intangible assets, net	14,213	14,330
Long-term derivative asset	150,162	130,602
Other assets, net	56,239	50,081

	$2,701,094	$2,791,553

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$77,603	$111,198
Advances from affiliates	—	2,249
Liabilities associated with drilling contracts	—	40,611
Accrued well drilling and completion costs	25,565	80,404
Distribution payable	13,541	20,876
Accrued liabilities	54,050	84,235

Total current liabilities	170,759	339,573

Long-term debt	1,491,612	1,394,460
Asset retirement obligations and other	114,422	109,983

Commitments and contingencies

Partners’ Capital:
General partner’s interest	(15,474)	(13,697)
Preferred limited partners’ interests	188,948	163,522
Common limited partners’ interests	611,301	605,065
Class C common limited partner warrants	1,176	1,176
Accumulated other comprehensive income	138,350	191,471

Total partners’ capital	924,301	947,537

	$2,701,094	$2,791,553

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income (loss) attributable to common limited partners per unit - basic	$(0.55)	$(0.35)	$0.36	$(0.63)

Cash distributions paid per unit(1)	$0.325	$0.583	$0.650	$1.163

Production revenues (in thousands):
Natural gas	$56,548	$81,780	$123,089	$159,982
Oil	35,861	17,192	68,246	29,475
Natural gas liquids	4,851	9,265	10,174	19,037

Total production revenues	$97,260	$108,237	$201,509	$208,494

Production volume:(2)(3)
Appalachia:(4)
Natural gas (Mcfd)	31,378	37,916	31,796	39,522
Oil (Bpd)	369	388	352	401
Natural gas liquids (Bpd)	35	45	35	37

Total (Mcfed)	33,804	40,513	34,118	42,152

Coal-bed Methane:(4)
Natural gas (Mcfd)	131,310	131,156	132,714	125,420
Oil (Bpd)	—	—	—	—
Natural gas liquids (Bpd)	—	—	—	—

Total (Mcfed)	131,310	131,156	132,714	125,420

Barnett/Marble Falls:
Natural gas (Mcfd)	47,369	59,711	48,487	58,810
Oil (Bpd)	633	1,231	691	1,034
Natural gas liquids (Bpd)	2,095	2,762	2,184	2,666

Total (Mcfed)	63,740	83,669	65,736	81,009

Rangely/Eagle Ford:(4)
Natural gas (Mcfd)	200	—	349	—
Oil (Bpd)	3,890	—	3,900	—
Natural gas liquids (Bpd)	302	—	330	—

Total (Mcfed)	25,354	—	25,732	—

Mississippi Lime/Hunton:
Natural gas (Mcfd)	6,429	6,325	7,001	6,100
Oil (Bpd)	383	437	448	369
Natural gas liquids (Bpd)	534	543	574	514

Total (Mcfed)	11,931	12,205	13,137	11,400

Other Operating Areas:(4)
Natural gas (Mcfd)	3,158	3,267	3,224	3,334
Oil (Bpd)	17	27	21	23
Natural gas liquids (Bpd)	227	340	216	339

Total (Mcfed)	4,622	5,470	4,645	5,506

Total Production:(3)
Natural gas (Mcfd)	219,844	238,375	223,571	233,186
Oil (Bpd)	5,293	2,084	5,412	1,827
Natural gas liquids (Bpd)	3,194	3,689	3,340	3,556

Total (Mcfed)	270,761	273,014	276,083	265,488

Average sales prices:(3)
Natural gas (per Mcf)(5)	$3.33	$3.79	$3.46	$3.92
Oil (per Bbl)(6)	$83.19	$90.66	$81.98	$89.12
Natural gas liquids (per Bbl)(7)	$22.58	$27.60	$22.53	$29.57

Production costs:(3)(8)	$1.36	$1.22	$1.36	$1.19
Lease operating expenses per Mcfe	0.16	0.24	0.20	0.26
Production taxes per Mcfe	0.24	0.27	0.24	0.28

Transportation and compression expenses per Mcfe	$1.77	$1.73	$1.79	$1.73

Total production costs per Mcfe

Depletion per Mcfe(3)	$1.60	$2.30	$1.59	$2.22

(1)	Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each month within each quarter, based upon the distributable cash flow generated during the respective period.
(2)	Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.
(3)	“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.
(4)	Appalachia includes ARP’s production located in Pennsylvania, Ohio, New York and West Virginia (excluding the Cedar Bluff area); Coal-bed methane includes ARP’s production located in the Raton Basin in northern New Mexico, the Black Warrior Basin in central Alabama, the Cedar Bluff area of West Virginia and Virginia, the Arkoma Basin in eastern Oklahoma and the County Line area of Wyoming; Rangely/Eagle Ford includes ARP’s 25% non-operated net working interest in oil and natural gas liquids producing assets in the Rangely field in northwest Colorado and its production located in southern Texas; Other operating areas include ARP’s production located in the Chattanooga, New Albany/Antrim and Niobrara Shales.
(5)	ARP’s average sales prices for natural gas before the effects of financial hedging were $2.14 per Mcf and $4.13 per Mcf for the three months ended June 30, 2015 and 2014, respectively, and $2.34 per Mcf and $4.39 per Mcf for the six months ended June 30, 2015 and 2014, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $3.28 per Mcf ($2.09 per Mcf before the effects of financial hedging) and $3.77 per Mcf ($4.12 per Mcf before the effects of financial hedging) for the three months ended June 30, 2015 and 2014, respectively, and $3.40 per Mcf ($2.29 per Mcf before the effects of financial hedging) and $3.79 per Mcf ($4.26 per Mcf before the effects of financial hedging) for the six months ended June 30, 2015 and 2014, respectively.
(6)	ARP’s average sales prices for oil before the effects of financial hedging were $53.35 per barrel and $98.95 per barrel for the three months ended June 30, 2015 and 2014, respectively, and $48.32 per barrel and $96.49 per barrel for the six months ended June 30, 2015 and 2014, respectively.
(7)	ARP’s average sales prices for natural gas liquids before the effects of financial hedging were $13.78 per barrel and $28.93 per barrel for the three months ended June 30, 2015 and 2014, respectively, and $13.95 per barrel and $32.15 per barrel for the six months ended June 30, 2015 and 2014, respectively.
(8)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, production overhead and transportation expenses. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $1.34 per Mcfe ($1.75 per Mcfe for total production costs) and $1.23 per Mcfe ($1.74 per Mcfe for total production costs) for the three months ended June 30, 2015 and 2014, respectively, and $1.34 per Mcfe ($1.77 per Mcfe for total production costs) and $1.16 per Mcfe ($1.70 per Mcfe for total production costs) for the six months ended June 30, 2015 and 2014, respectively.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	June 30, 2015	December 31, 2014
Total debt	$1,491,612	$1,394,460
Less: Cash	(607)	(15,247)

Total net debt/(cash)	1,491,005	1,379,213

Partners’ capital	924,301	947,537

Total capitalization	$2,415,306	$2,326,750

Ratio of net debt to capitalization	0.62x	0.59x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Maintenance capital expenditures(1)	$13,905	$13,100	$29,332	$23,900
Expansion capital expenditures	13,088	41,618	40,159	70,749

Total	$26,993	$54,718	$69,491	$94,649

(1)	Oil and gas assets naturally decline in future periods and, as such, ARP recognizes the estimated capitalized cost of stemming such decline in production margin for the purpose of stabilizing its Distributable Cash Flow and cash distributions, which it refers to as maintenance capital expenditures. ARP calculates the estimate of maintenance capital expenditures by first multiplying its forecasted future full year production margin by its expected aggregate production decline of proved developed producing wells. Maintenance capital expenditures are then the estimated capitalized cost of wells that will generate an estimated first year margin equivalent to the production margin decline, assuming such wells are connected on the first day of the calendar year. ARP does not incur specific capital expenditures expressly for the purpose of maintaining or increasing production margin, but such amounts are a hypothetical subset of wells it expects to drill in future periods, including Marcellus Shale, Utica Shale, Mississippi Lime and Marble Falls wells, on undeveloped acreage already leased. Estimated capitalized cost of wells included within maintenance capital expenditures are also based upon relevant factors, including utilization of public forward commodity exchange prices, current estimates for regional pricing differentials, estimated labor and material rates and other production costs. Estimates for maintenance capital expenditures in the current year are the sum of the estimate calculated in the prior year plus estimates for the decline in production margin from wells connected during the current year and production acquired through acquisitions. ARP considers expansion capital expenditures to be any capital expenditure costs expended that are not maintenance capital expenditures – generally, this will include expenditures to increase, rather than maintain, production margin in future periods, as well as land, gathering and processing, and other non-drilling capital expenditures.

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of net income (loss) to non-GAAP measures(1):
Net income (loss)	$(46,810)	$(19,379)	$40,762	$(29,443)
Acquisition and related costs	1,710	8,791	3,881	11,170
Depreciation, depletion and amortization	42,494	59,680	85,485	111,499
Amortization of deferred finance costs	3,538	2,042	10,737	3,854
Non-cash stock compensation expense	863	2,009	4,209	4,354
Maintenance capital expenditures(2)	(13,905)	(10,650)	(29,332)	(21,150)
Preferred unit distributions	(4,253)	(4,424)	(8,338)	(8,823)
(Gain) loss on asset sales and disposal	(97)	(9)	(86)	1,594
Cash settlements on commodity derivative contracts(3)	14,922	—	30,125	—
Unrealized (gain) loss on mark-to-market derivatives	26,944	—	(78,641)	—
Other	(5)	5	(17)	2

Distributable cash flow attributable to limited partners and the general partner(1)	$25,401	$38,065	$58,785	$73,057

Supplemental Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$69,047	$65,115	$143,001	$126,847
Well construction and completion margin	2,211	2,130	5,296	8,571
Administration and oversight margin	547	4,166	1,806	5,895
Well services margin	3,963	3,939	8,389	6,936
Gathering and processing margin	(339)	(515)	(572)	(460)
Cash general and administrative expenses(4)	(10,714)	(10,515)	(22,332)	(22,246)
Other, net	22	40	43	84

Adjusted EBITDA(1)	64,737	64,360	135,631	125,627
Cash interest expense(5)	(21,178)	(11,221)	(39,176)	(22,597)
Preferred unit distributions	(4,253)	(4,424)	(8,338)	(8,823)
Maintenance capital expenditures(2)	(13,905)	(10,650)	(29,332)	(21,150)

Distributable Cash Flow attributable to limited partners and the general partner(1)	$25,401	$38,065	$58,785	$73,057

Discretionary adjustments considered by the Board of Directors of the General Partner in the determination of quarterly cash distributions:
Net cash from acquisitions from the effective date through closing date(6)	—	14,791	—	19,988

Distributable Cash Flow with discretionary adjustments by the Board of Directors of the General Partner(7)	$25,401	$52,856	$58,785	$93,045

Distributions Paid(8)	$30,555	$51,469	$59,038	$92,801
per limited partner unit	$0.325	$0.583	$0.650	$1.163

Excess (shortfall) of distributable cash flow with discretionary adjustments by the Board of Directors of the General Partner after distributions to unitholders(9)	$(5,154)	$1,387	$(253)	$244

(1)	Although not prescribed under generally accepted accounting principles (“GAAP”), ARP’s management believes the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (“DCF”) is relevant and useful because it helps ARP’s investors understand its operating performance, allows for easier comparison of its results with other master limited partnerships (“MLP”), and is a critical component in the determination of quarterly cash distributions. As a MLP, ARP is required to distribute 100% of available cash, as defined in its limited partnership agreement (“Available Cash”) and subject to cash reserves established by its general partner, to investors on a quarterly basis. ARP refers to Available Cash prior to the establishment of cash reserves as DCF. EBITDA, Adjusted EBITDA and DCF should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. While ARP’s management believes that its methodology of calculating EBITDA, Adjusted EBITDA and DCF is generally consistent with the common practice of other MLPs, such metrics may not be consistent and, as such, may not be comparable to measures reported by other MLPs, who may use other adjustments related to their specific businesses. EBITDA, Adjusted EBITDA and DCF are supplemental financial measures used by the ARP’s management and by external users of ARP’s financial statements such as investors, lenders under ARP’s credit facility, research analysts, rating agencies and others to assess its:

•	Operating performance as compared to other publicly traded partnerships and other companies in the upstream energy sector, without regard to financing methods, historical cost basis or capital structure;

•	Ability to generate sufficient cash flows to support its distributions to unitholders;

•	Ability to incur and service debt and fund capital expansion;

•	The viability of potential acquisitions and other capital expenditure projects; and

•	Ability to comply with financial covenants in its Credit Facility, which is calculated based upon Adjusted EBITDA.

DCF is determined by calculating EBITDA, adjusting it for non-cash, non-recurring and other items to achieve Adjusted EBITDA, and then deducting cash interest expense and maintenance capital expenditures. ARP defines EBITDA as net income (loss) plus the following adjustments:

•	Interest expense;

•	Income tax expense; and

•	Depreciation, depletion and amortization.

ARP defines Adjusted EBITDA as EBITDA plus the following adjustments:

•	Asset impairments;

•	Acquisition and related costs;

•	Non-cash stock compensation;

•	(Gains) losses on asset disposal;

•	Cash proceeds received from monetization of derivative transactions;

•	Premiums paid on swaption derivative contracts;

•	Non-cash valuation allowances; and

•	Other items.

ARP adjusts DCF for non-cash, non-recurring and other items for the sole purpose of evaluating its cash distribution for the quarterly period, with EBITDA and Adjusted EBITDA adjusted in the same manner for consistency. ARP defines DCF as Adjusted EBITDA less the following adjustments:

•	Cash interest expense;

•	Preferred unit cash distributions; and

•	Maintenance capital expenditures.

(2)	Production from oil and gas assets naturally declines in future periods and, as such, ARP recognizes the estimated capitalized cost of stemming such declines in production margin for the purpose of stabilizing its DCF and cash distributions, which it refers to as maintenance capital expenditures. ARP calculates the estimate of maintenance capital expenditures by first multiplying its forecasted future full year production margin by its expected aggregate production decline of proved developed producing wells. Maintenance capital expenditures are then the estimated capitalized cost of wells that will generate an estimated first year margin equivalent to the production margin decline, assuming such wells are connected on the first day of the calendar year. ARP does not incur specific capital expenditures expressly for the purpose of maintaining or increasing production margin, but such amounts are a hypothetical subset of wells it expects to drill in future periods, including Marcellus Shale, Utica Shale, Mississippi Lime, and Marble Falls wells, on undeveloped acreage already leased. Estimated capitalized cost of wells included within maintenance capital expenditures are also based upon relevant factors, including utilization of public forward commodity exchange prices, current estimates for regional pricing differentials, estimated labor and material rates and other production costs. Estimates for maintenance capital expenditures in the current year are the sum of the estimate calculated in the prior year plus estimates for the decline in production margin from wells connected during the current year and production acquired through acquisitions. ARP considers expansion capital expenditures to be any capital expenditure costs expended that are not maintenance capital expenditures – generally, this will include expenditures to increase, rather than maintain, production margin in future periods, as well as land, gathering and processing, and other non-drilling capital expenditures.
(3)	Includes cash settlements on commodity derivative contracts not previously recorded within accumulated other comprehensive income following the de-designation of hedges on January 1, 2015.
(4)	Excludes non-cash stock compensation expense and certain acquisition and related costs.
(5)	Excludes non-cash amortization of deferred financing costs.
(6)	These amounts reflect net cash proceeds received from the respective effective date through the respective closing date of assets acquired, less estimated and pro forma amounts of maintenance capital expenditures and financing costs. The management of ARP believes these amounts are critical in its evaluation of DCF and cash distributions for the period. Under GAAP, such amounts are characterized as purchase price adjustments and are reflected in the net purchase price paid for the acquired assets, rather than reflected as components of net income or loss for the period. For the three months ended June 30, 2014, such amounts include net cash generated by the GeoMet assets from April 1, 2014 to May 11, 2014, and the Rangely assets from April 1, 2014 to June 30, 2014 of $17.6 million, less pro forma interest expense of $0.4 million and estimated maintenance capital expenditures of $2.4 million. For the six months ended June 30, 2014, such amounts include net cash generated by the GeoMet assets from January 1, 2014 to May 11, 2014, and the Rangely assets from April 1, 2014 to June 30, 2014 of $23.1 million, less pro forma interest expense of $0.4 million and estimated maintenance capital expenditures of $2.7 million.
(7)	Including the discretionary adjustments by the Board of Directors of ARP’s General Partner in the determination of quarterly cash distributions, Adjusted EBITDA would have been $82.0 million and $148.8 million for the three and six months ended June 30, 2014, respectively.
(8)	Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each month within each quarter, based upon the distributable cash flow generated during the respective period.
(9)	ARP seeks to at least maintain its current cash distribution in future quarterly periods, and expects to only increase such cash distributions when future Distributable Cash Flow amounts allow for it and are expected to be sustained. ARP’s determination of quarterly cash distributions and its resulting determination of the amount of excess (shortfall) those cash distributions generate in comparison to Distributable Cash Flow are based upon its assessment of numerous factors, including but not limited to future commodity price and interest rate movements, variability of well productivity, weather effects, and financial leverage. ARP also considers its historical trailing four quarters of excess or shortfalls and future forecasted excess or shortfalls that its cash distributions generate in comparison to Distributable Cash Flow due to the variability of its Distributable Cash Flow generated each quarter, which could cause it to have more or less excess (shortfalls) generated from quarter to quarter.

ATLAS RESOURCE PARTNERS, L.P.

Hedge Position Summary

(as of August 6, 2015)

Natural Gas

Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Volumes (mmbtus)(a)

2015(b)	$4.19	26,832,246
2016	$4.23	53,546,320
2017	$4.22	49,920,000
2018	$4.17	40,800,000
2019	$4.02	15,960,000

Costless Collars
Production Period Ended December 31,	Average Floor Price (per mmbtu)(a)	Average Ceiling Price (per mmbtu)(a)	Volumes (mmbtus)(a)

2015(b)	$4.16	$5.00	1,560,000

Put Options – Drilling Partnerships
Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Average Volumes (mmbtus)(a)

2015(b)	$4.00	720,000
2016	$4.15	1,440,000

WAHA Basis Swaps
Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Average Volumes (mmbtus)(a)

2015(b)	$(0.0821)	3,600,000

Crude Oil

Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)

2015(b)	$87.65	966,000
2016	$81.47	1,557,000
2017	$77.28	1,140,000
2018	$76.28	1,080,000
2019	$68.37	540,000

Costless Collars
Production Period Ended December 31,	Average Floor Price (per bbl)(a)	Average Ceiling Price (per bbl)(a)	Volumes (bbls)(a)

2015(b)	$83.85	$110.65	9,750

Natural Gas Liquids

Crude Oil Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)

2016	$85.65	84,000
2017	$83.78	60,000

Mt Belvieu Propane Swaps
Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.0161	96,000

Mt Belvieu Butane Swaps
Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.2481	21,000

Mt Belvieu Iso-Butane Swaps
Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.2631	21,000

Mt Belvieu Natural Gasoline Swaps
Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.9446	70,000

(a)	“mmbtu” represents million metric British thermal units.; “bbl” represents barrel.
(b)	Reflects hedges covering the last six months of 2015.